T. ROWE PRICE NEW HORIZONS FUND, INC.

ARTICLES SUPPLEMENTARY

INCREASING AUTHORIZED STOCK

AS AUTHORIZED BY SECTION 2-105(c) OF

THE MARYLAND GENERAL CORPORATION LAW

T. Rowe Price New Horizons Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporaton is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increases the authorized capital stock of the Corporation to 400,000,000 shares of common stock (par value $1.00 per share).

THIRD: (a) As of immediately before the increase, the total number of shares of stock of all classes which the Corporation has authority to issue is 300,000,000 shares of common stock (par value $1.00 per share).

(b)As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 400,000,000 shares of common stock (par value $1.00 per share).

(c)The aggregate par value of all shares having a par value is $300 million before the increase and $400 million as increased.

IN WITNESS WHEREOF, T. Rowe Price New Horizons Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on February 9, 2007.

WITNESS:T. ROWE PRICE NEW HORIZONS FUND, INC.

/s/Patrica B. LippertBy: /s/Henry H. Hopkins

Patricia B. Lippert, SecretaryHenry H. Hopkins, Vice President

THE UNDERSIGNED, Vice President of T. Rowe Price New Horizons Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/Henry H. Hopkins

Henry H. Hopkins, Vice President

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